EXHIBIT 99.2

Philip Morris International Inc.
2019 First-Quarter Results Conference Call
April 18, 2019

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a press release containing detailed information on our 2019 first-quarter results. You may access the release on www.pmi.com or the PMI Investor Relations App.

(SLIDE 2.)

A glossary of terms, including the definition for reduced-risk products, or "RRPs," as well as adjustments, other calculations and reconciliations to the most directly comparable U.S. GAAP measures, are at the end of today’s webcast slides, which are posted on our website. Unless otherwise stated, all references to IQOS are to our IQOS heat-not-burn products.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results. I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and press release for a review of the various factors that could cause actual results to differ materially from projections or forward-looking statements.

It’s now my pleasure to introduce Martin King, our Chief Financial Officer.

Martin.

MARTIN KING

(SLIDE 4.)

Thank you, Nick, and welcome, ladies and gentlemen.

We are off to a promising start in 2019, reflecting:

•	Positive momentum for our combustible tobacco and smoke-free product portfolios;

•	Strong currency-neutral adjusted financial results; and

•	The important milestone of reaching over 10 million IQOS users globally.

(SLIDE 5.)

As we announced in our press release this morning, we are revising our 2019 reported diluted EPS guidance, at prevailing exchange rates, to be at least $4.87.

The three-cent revision, compared to our prior guidance on March 22nd of at least $4.90, is due to two specific factors:

•
First, a two cent increase in the estimated net impact of the deconsolidation of our Canadian subsidiary, Rothmans, Benson & Hedges Inc. (RBH), representing a total charge of approximately $0.12 per share based on final quarter-end figures; and

•	Second, asset impairment and exit costs of approximately one cent per share related to a plant closure in Pakistan, as part of our global manufacturing footprint optimization.

Our guidance continues to include an unfavorable currency impact, at prevailing exchange rates, of approximately $0.14 per share, with essentially the entire amount -- or $0.13 -- coming in the first half of the year.

(SLIDE 6.)

After excluding the $0.22 per share of reporting adjustments outlined on this slide, our forecast represents a projected currency-neutral increase of at least 8% versus our pro forma adjusted diluted earnings per share of $4.84 in 2018.

(SLIDE 7.)

For the year, we continue to anticipate a total industry volume decline for cigarettes and heated tobacco units of approximately 2.5% to 3.0%.

Furthermore, on a like-for-like basis -- adjusting for the deconsolidation of RBH -- we maintain the following full-year assumptions:

•	A total PMI shipment volume decline of 1.5% to 2.0%;

•	Currency-neutral net revenue growth of at least 5%;

•	Currency-neutral adjusted operating income margin expansion of at least 100 basis points;

•	Operating cash flow of approximately $9.5 billion, subject to year-end working capital requirements; and

•	Capital expenditures of approximately $1.1 billion.

(SLIDE 8.)

Turning now to the first quarter, we recorded a total shipment volume increase of 1.1%, driven by the strong growth of heated tobacco units, notably in the EU Region and Russia.

Our cigarette shipment volume was stable, supported by growth for each of our top-five international cigarette brands.

Excluding the net unfavorable impact of estimated distributor inventory movements, our total in-market sales volume grew by 1.7%, with heated tobacco units up by nearly 35%.

Importantly, our HTU in-market sales volume increased by 10.6% sequentially versus the fourth quarter, reaching nearly 13 billion units.

(SLIDE 9.)

Net revenues increased by 3.2%, excluding currency, driven by higher HTU shipment volume and favorable pricing for our combustible tobacco portfolio.

Our currency-neutral net revenue growth came despite two challenging comparisons versus the first quarter of 2018.

•
The first relates to sizable IQOS device shipments in Japan last year following the lifting of device sales restrictions. This is evidenced by the contribution of devices to our total RRP net revenues of approximately 22% in the first quarter of 2019, compared to approximately 35% in the same period last year.

•
The second relates to the shift to highly inflationary accounting in Argentina, effective July 1, 2018, with the U.S. dollar now serving as the functional currency for our subsidiaries in Argentina and the impact of the peso's devaluation now included in our currency-neutral results.

Combined, these two items represented an estimated drag of approximately 3.4 percentage points on our currency-neutral net revenue growth rate, absent which our growth would have been approximately 6.6%, consistent with our full-year assumption of at least 5%.

(SLIDE 10.)

Our combustible pricing variance in the quarter was nearly 4%, and was adversely impacted by a partial excise tax absorption in Turkey and the aforementioned accounting shift in Argentina.

The underlying fundamentals supporting our strong historical pricing remain intact, notably the broadly rational excise tax environment globally and our leading cigarette brand portfolio.

We have recently increased our cigarette prices in markets such as France, Germany, Italy, Mexico and Turkey, which should further contribute to a positive pricing variance over the balance of the year.

For the full-year, we anticipate a combustible pricing variance above 5%.

(SLIDE 11.)

On a currency-neutral basis, adjusted operating income increased by 9.1% and adjusted operating income margin increased by 200 basis points.

Compared to the first quarter of last year, these metrics benefited from the lower device shipments noted earlier in my remarks, given their dilutive unit margins.

(SLIDE 12.)

Adjusted diluted EPS increased by 15.0%, excluding currency, driven by our strong business performance, coupled with the favorable impact of a lower effective tax rate and lower interest expense.

(SLIDE 13.)

Our total international market share, excluding China and the U.S., increased by 1.0 percentage point in the first quarter to reach 28.4%.

Half of this growth was driven by heated tobacco units, reflecting broad-based share gains across markets where IQOS has been commercialized.

Our cigarette portfolio contributed the balance of the growth, despite the impact of out-switching to heated tobacco products, with higher share in markets such as Egypt, Germany, Thailand and Turkey.

Importantly, our share of the cigarette category alone increased by 0.7 percentage points to 27.1%.

(SLIDE 14.)

Our total international share growth was driven by higher share in five of our six Regions. The decline in the East Asia & Australia Region mainly reflected the impact of lower cigarette share in Japan and Korea.

(SLIDE 15.)

Moving now to RRPs, we reached a key milestone in the quarter, surpassing ten million IQOS users. Importantly, approximately 70% of the total have stopped smoking and switched to IQOS, with the balance in various stages of conversion.

(SLIDE 16.)

In Japan, we are seeing encouraging trends in IQOS device ownership, IQOS past-seven-day use, heated tobacco category share and our HTU offtake share, as evidenced by the three-month moving average figures presented on this slide.

These trends suggest that the range of initiatives for restoring share growth that we initially outlined last May -- and introduced during the second half of the year -- are indeed starting to pay off.

And while we anticipate increased competitive activity in the category over the course of this year, this could actually serve to accelerate category growth.

(SLIDE 17.)

Our share for HeatSticks and HEETS in Japan reached 16.9% in the first quarter, or 16.6% after adjusting for estimated trade inventory movements. This marked our first sequential share growth since the first quarter of 2018, and is the highest quarterly share that we have achieved in the market.

(SLIDE 18.)

Importantly, as shown on this slide, the sequential growth of the heated tobacco category in Japan in the first quarter was driven primarily by our HTU brands.

(SLIDE 19.)

In Korea, where the heated tobacco category continues to be highly competitive, our market share over recent quarters has been distorted by the impact of inventory movements, which we initially noted during our full-year earnings call in February.

On an adjusted basis, the share of HEETS remained stable sequentially at an estimated 7.8%.

(SLIDE 20.)

In the EU Region, HEETS continued its sequential share growth, increasing by 0.4 percentage points to reach 2.1%. The growth was driven by essentially all IQOS markets and reflects success across a broad range of countries with varying regulatory frameworks and adult smoker preferences.

It is worth noting that the government in Italy recently lowered the excise tax for innovative smoke-free products, such as heated tobacco and e-cigarettes. As a result, effective April 5th, we adjusted the retail price of HEETS to €4.50 -- in line with the lowest price point for cigarettes. We believe that this is an important step to help accelerate the transition to a smoke-free future.

(SLIDE 21.)

HEETS also continued its strong performance in Russia, with national share up by 1.3 percentage points sequentially to reach 3.1%.

The increase was flattered by the impact on the total market of seasonally lower cigarette industry volume. Given this effect, we believe that the in-market sales volume progression -- with sequential growth of over 30% in the first quarter -- provides a more realistic indicator of the brand's trajectory.

Our in-market sales growth mainly reflects the progress of our local organization in existing IQOS focus geographies, the impact of positive word-of-mouth from the growing number of IQOS users, our omni-channel strategy, and further geographic expansion. We are now commercializing IQOS in 35 cities, representing an estimated 32% of the market by total industry volume.

As noted during our earnings call in February, our HEETS shipments exceeded their in-market sales in the fourth quarter of last year, driven by our planned geographic expansion. While this contributed to an unfavorable impact on our HTU shipments of approximately 600 million units in the first quarter, it had no material effect on our in-market sales volume or market share.

(SLIDE 22.)

In conclusion, we are off to a promising start to the year.

The fundamentals supporting our strong combustible tobacco portfolio remain intact.

Favorable momentum for IQOS across geographies -- including Japan -- is driving HTU share gains, and further supports our confidence in our HTU shipment volume target of 90 to 100 billion units by 2021.

Finally, on a like-for-like basis, we are on track to deliver against our full-year currency-neutral net revenue growth assumption of at least 5% and adjusted diluted EPS growth forecast of at least 8%.

(SLIDE 23.)

Thank you. I am now happy to take your questions.

NICK ROLLI

That concludes our call today. Thank you for joining us. If you have any follow-up questions, please contact the Investor Relations team. Thank you again and have a nice day.